Exhibit 10.3

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”) is made and entered into as of June 10, 2005 (the “Effective Date”) by and between EXELIXIS, INC., a Delaware corporation having its principal place of business at 170 Harbor Way, P.O. Box 511, South San Francisco, California 94083 (“Exelixis”), and HELSINN HEALTHCARE S.A., a Swiss corporation having its principal place of business at via Pian Scairolo 9, 6912 Lugano, Switzerland (“Helsinn”). Exelixis and Helsinn are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

BACKGROUND

A. Exelixis is a biotechnology company that has expertise in the field of cancer and proprietary technology relating to Becatecarin.

B. Helsinn is a pharmaceutical company that has expertise in the development and commercialization of pharmaceutical products.

C. Exelixis desires to grant to Helsinn, and Helsinn desires to receive, a license and other tangible assets to develop and commercialize Becatecarin based on the terms and conditions set forth below.

NOW THEREFORE, Exelixis and Helsinn agree as follows:

1.	DEFINITIONS

Capitalized terms used in this Agreement (other than the headings of the Sections or Articles) shall have the following meaning set forth in this Article 1, or, if not listed in this Article 1, the meaning as designated in the text of this Agreement.

1.1 “Affiliate” means, with respect to a particular Party, a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with such Party. For the purposes of the definition in this Section 1.1, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of at least fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.

1.2 “Assumed Contracts” means the contracts listed in Exhibit 1.2.

1.3 “Becatecarin” means: (i) the rebeccamycin analog compound known as Becatecarin (“XL119”), with CAS Identification No. CAS-119673-08-4 and CAS nomenclature 1,11-Dichloro-6-[ * ]-12,13-dihydro-12-(4-O-methyl-ß-D-glucopyranosyl)-5H-indolo[ * ]pyrrolo[ * ]carbazole-5,7(6H)-dione; and (ii) [ * ].

1.4 “Control” or “Controlled” means, with respect to any material, particular item of Information or intellectual property right, (i) that the Party owns and has the ability to grant to the other Party the license to such item provided for herein, without violating the terms of any agreement or other arrangement with any Third Party, and/or (ii) that the Party has a license to such item and has the ability to grant to the other Party the license to such item provided for herein, without violating the terms of any agreement or other arrangement with any Third Party.

1.5 “EU” means the European Union, as its membership may be altered from time to time, and any successor thereto. The member countries of the European Union as of the Effective Date are Belgium, Denmark, Germany, Greece, Spain, France, Ireland, Italy, Luxemburg, Netherlands, Austria, Portugal, Finland, Sweden, the United Kingdom, Estonia, Latvia, Lithuania, Poland, the Czech Republic, Slovakia, Hungary, Slovenia, Malta, and Cyprus.

1.6 “Exelixis Know-How” means all Information Controlled by Exelixis or its Affiliates as of the Effective Date, including Information originated or developed by any Third Party, that relates to [ * ], including without limitation: (i) [ * ] any utilization or optimization thereof and related [ * ]; (ii) [ * ] data; (iii) [ * ] data; (iv) [ * ] information; (v) [ * ]; (vi) [ * ] data; (vii) all [ * ]; and (viii) all [ * ] data. For sake of clarity, no trademarks or tradenames Controlled by Exelixis are included in Exelixis Know-How.

1.7 “Exelixis Patent Rights” means the Patents listed in Exhibit 1.7.

1.8 “FDA” means the United States Food and Drug Administration or any successor agency.

1.9 “Field” means any therapeutic use in humans or animals.

1.10 “Final Report” means the final report provided by Helsinn to Exelixis pursuant to Section 3.6 upon completion of the first successful Phase 3 Clinical Trial for Becatecarin and describing in detail the data, analysis and conclusions of such clinical trial. As used in this Agreement, “successful” means, with respect to a Phase 3 Clinical Trial, [ * ].

1.11 “First Commercial Sale” means for each Product on a country-by-country basis, the first commercial sale in such country after regulatory approval of such Product in such country. A First Commercial Sale shall not include any Product sold for use in clinical trials, for research or for other non-commercial uses, or that is supplied as part of a compassionate use or similar program.

1.12 “First Option” shall have the meaning set forth in Section 2.4.1.

1.13 “First Option Exercise Period” shall mean the period commencing on the Effective Date and ending on the earlier of (a) ninety (90) days after Exelixis’ receipt of the Final Report, (b) Exelixis’ exercise of the First Option in accordance with Section 2.4.1, or (c) Exelixis’ written notification to Helsinn that it will not exercise the First Option.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

1.14 “First Option Negotiation Period” shall have the meaning set forth in Section 2.4.1.

1.15 “GAAP” means the United States Generally Accepted Accounting Principles, consistently applied.

1.16 “Generic Product” means a pharmaceutical product that contains Becatecarin and [ * ].

1.17 “IAS-IFRS” means an integrated system of International Accounting Standards and International Financial Reporting Standards, consistently applied.

1.18 “IND” means an Investigational New Drug application and any amendments thereto, as defined in the U.S. Food, Drug and Cosmetics Act and the regulations promulgated thereunder, or any corresponding or equivalent foreign application, registration or certification.

1.19 “IND Transfer Date” shall have the meaning set forth in Section 3.5.

1.20 “Information” means [ * ], including without limitation, [ * ].

1.21 “Major Country” means any of the following countries, and their respective territories and possessions: United States, United Kingdom, Germany, Italy, France, Spain and Japan.

1.22 “Market Exclusivity” shall be deemed to exist for a given Product in a given country [ * ].

1.23 “Net Sales” means the gross amount invoiced or otherwise charged by Helsinn or its Affiliates or sublicensees for the sale of any Product to any Third Party, less the following deductions (calculated in accordance with GAAP or IAS-IFRS, as applicable) to the extent actually incurred or allowed in connection with such sale of such Product: (i) reasonable and customary cash, trade and quantity discounts; (ii) government-mandated rebates and/or charges; (iii) allowances for returned or rejected Product or retroactive price reductions; (iv) credits and/or allowances given or made for Indigent Patients Programs or similar programs; (v) freight out (i.e., freight charges between the seller and the end user), handling fees and insurance, if invoiced to the purchaser; and (vi) sales, value-added (to the extent not otherwise refunded, credited or reimbursed) and other direct taxes on the sale of Product (other than income taxes), if invoiced to the purchaser; (vii) [ * ]; and (viii) [ * ]. A Net Sale shall not include any Product sold for use in clinical trials, for research or for other non-commercial uses, or that is supplied as part of a compassionate use or similar program.

1.24 “North American Territory” means: (i) the United States of America and its territories and possessions; and (ii) Canada and its provinces and territories.

1.25 “Option Field” means therapeutic use in the indications of gall bladder cancer and bile duct cancer.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

1.26 “Patents” means all: (i) United States patents, re-examinations, reissues, renewals, extensions and term restorations, supplementary protection certificates, inventors’ certificates and foreign counterparts thereof; (ii) pending applications for United States patents, including provisional applications, continuations, continuations-in-part, continued prosecution, divisional and substitute applications; and (iii) foreign counterparts of the foregoing.

1.27 “Phase 3 Clinical Trial” means a human clinical trial, the principal purpose of which is to establish efficacy and safety of a drug in patients with the disease being studied as required in 21 C.F.R. §312.21(c) or similar clinical study in a country other than the United States for regulatory purposes

1.28 “Product” means: (i) Becatecarin; [ * ]. For clarity, Exelixis is granting Helsinn rights under the Exelixis Know-How and Exelixis Patents solely to Becatecarin. Notwithstanding anything to the contrary, the license set forth in Section 2.1 does not grant Helsinn any rights under the Exelixis Know-How and Exelixis Patents to any other compound or molecule Controlled by Exelixis.

1.29 “Regulatory Authority” means any governmental authority, including without limitation FDA or the European Medicines Agency (“EMEA”), with responsibility for granting any licenses or approvals necessary for the clinical testing, marketing and sale of a Product in any country.

1.30 “ROFR” shall have the meaning set forth in Section 2.5.

1.31 “ROFR Field” means all therapeutic uses other than in the indications of gall bladder cancer or bile duct cancer.

1.32 “Second Option” shall have the meaning set forth in Section 2.4.2.

1.33 “Second Option Exercise Period” shall mean the period commencing on the Effective Date and ending on the date ninety (90) days after Exelixis’ receipt of the Final Report.

1.34 “Second Option Negotiation Period” shall have the meaning set forth in Section 2.4.2.

1.35 “Successful First Interim Analysis” means that the existing Phase 3 Clinical Trial for Becatecarin is not discontinued for futility upon completion of the first interim analysis performed when data are available for [ * ].

1.36 “Third Party” means any person or entity other than Exelixis, Helsinn or an Affiliate of Exelixis or Helsinn.

1.37 “Transition Committee” shall have the meaning set forth in Section 3.1.

1.38 “Valid Claim” means: (i) any claim in an issued Patent in Exelixis Patent Rights that has not expired, been canceled, been declared invalid, or been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise; or (ii) a claim under a pending application for a Patent in Exelixis Patent Rights that has not been abandoned, canceled,

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

withdrawn from consideration, or finally determined to be unallowable in a decision from which no appeal can be taken. For clarity, on a country-by-country basis, a Valid Claim shall include any patent claim that has been declared invalid (pending appeal) if and to the extent that such invalidity does not prejudice enforceability of the relevant Patent in accordance with local laws of any such country.

2.	LICENSE AND OTHER RIGHTS

2.1 License to Helsinn. Subject to the terms and conditions of this Agreement, Exelixis hereby grants to Helsinn and Helsinn hereby accepts a worldwide, exclusive, royalty-bearing license (with the unrestricted right to sublicense), under Exelixis Patent Rights and Exelixis Know-How, to make, have made, use, develop, sell, offer for sale and import Products in the Field. For clarity, the Parties intend that the license in this Section 2.1 includes the ability to distribute, promote, and market Products.

2.2 Retained Rights. Pursuant to the License Agreement between Exelixis and Bristol-Myers Squibb Company (“BMS”) dated July 17, 2001 (the “Upstream License”), Exelixis granted to BMS and its Affiliates a worldwide, non-exclusive, fully paid, royalty-free license, under Exelixis Patent Rights and Exelixis Know-How, to make, have made, use, and test Becatecarin solely for internal pre-clinical research purposes: (i) to profile or test the activity of compounds other than Becatecarin; or (ii) to synthesize compounds that are not Becatecarin. The exclusivity of Exelixis’ license to Helsinn in Section 2.1 is subject to such license to BMS. Exelixis retains the right to make, have made, import and have imported Becatecarin and Becatecarin for Injection (as such term is defined at Section 3.4.3) to Helsinn in accordance with and for the sole purpose of Section 3.4.3.

2.3 Negative Covenants. Helsinn and its Affiliates shall not, and shall use commercially reasonable efforts to ensure that their sublicensees do not, practice or sublicense Exelixis Patent Rights and/or Exelixis Know-How outside the scope of the license granted in Section 2.1.

2.4 Exelixis Option Rights.

2.4.1 First Option. Helsinn hereby grants Exelixis the exclusive option to obtain an exclusive license to distribute, promote, market, use, import, offer for sale and/or sell Products in the North American Territory in the Option Field (the “First Option”). Upon the occurrence of any of the following triggering events: (i) Exelixis’ receipt of Helsinn’s written solicitation to exercise the First Option; (ii) Helsinn’s receipt of Exelixis’ written request; or (iii) Helsinn’s providing Exelixis with the Final Report, Helsinn shall promptly provide to Exelixis under confidentiality such information and data that may be relevant to Exelixis’ evaluation of whether it wishes to acquire such a license and that Helsinn usually discloses to potential partners licensees and distributors. Exelixis may exercise the First Option by written notification to Helsinn at any time during the First Option Exercise Period. Commencing upon Helsinn’s receipt of such notification or upon Exelixis’ receipt of Helsinn’s written solicitation to Exelixis to exercise the First Option, the Parties shall negotiate on an exclusive basis in good faith for [ * ] days (the “First Option Negotiation Period”) to reach agreement on the commercially reasonable terms and conditions of an agreement for the distribution, promotion, marketing, use,

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

importation, offer for sale and/or sale of Products by Exelixis in the North American Territory in the Option Field. If Exelixis fails to exercise the First Option during the First Option Exercise Period, or if the Parties fail to execute an agreement within the First Option Negotiation Period or any mutually agreed extension thereof, then Helsinn shall be free thereafter to directly distribute, promote, market, use, import and sell the Products in the North American Territory and/or, subject to Section 2.4.2, to discuss, negotiate and enter into an agreement with a Third Party for the distribution, promotion, marketing, use, importation, offer for sale and/or sale of Products in the North American Territory in the Option Field. If the Parties enter into an agreement for the license described in this Section 2.4.1, the Parties acknowledge and agree that Exelixis shall not [ * ] but, with Helsinn’s prior written consent (which shall not be unreasonably withheld or delayed), Exelixis may [ * ].

2.4.2 Second Option. In the event that, during the Second Option Exercise Period, Helsinn and any Third Party agree on the financial terms under which such Third Party would have the opportunity to obtain a license to distribute, promote, market, use, import, offer for sale and/or sell Products in the North American Territory in the Option Field, then, prior to entering into a legally binding agreement with such Third Party, Helsinn shall immediately: (i) notify Exelixis in writing of the financial terms agreed upon with such Third Party; (ii) provide Exelixis with all information provided to such Third Party with respect to the Products; and (iii) provide Exelixis with the opportunity to match such Third Party’s offer within [ * ] days of Exelixis’ receipt of such notification and information (the “Second Option”) and the Parties shall proceed as follows:

(a) If Exelixis notifies Helsinn in writing during such [ * ] day period that it will match such Third Party’s offer and will agree to the marketing commitments set forth in Section 2.4.3, then Helsinn may provide such Third Party with one (1) opportunity to increase its offer in writing in the [ * ] days following Helsinn’s receipt of Exelixis’ notice and the Parties shall proceed as follows:

(1) If such Third Party either (A) increases its offer, whereby Helsinn shall so notify Exelixis in writing and provide Exelixis the opportunity to match such Third Party’s final offer within [ * ] days of Exelixis’ receipt of such notification from Helsinn, and if Exelixis agrees in writing to match such Third Party’s final offer, or (B) does not increase its offer within [ * ] days of Helsinn’s receipt of notification from Exelixis matching such Third Party’s initial offer, then the Parties shall negotiate on an exclusive basis in good faith for [ * ] days (the “Second Option Negotiation Period”) to reach agreement on the other commercially reasonable terms and conditions of an agreement for the distribution, promotion, marketing, use, importation, offer for sale and/or sale of such Product by Exelixis in the North American Territory in the Option Field. In the event that the Parties negotiate in good faith during the Second Option Negotiation Period but fail to execute an agreement during such period, then Helsinn shall be free thereafter to fully exploit the Products in the North American Territory in the Option Field directly and/or through any Third Party; or

(2) If such Third Party increases its offer, whereby Helsinn shall so notify Exelixis in writing and provide Exelixis the opportunity to match such Third Party’s final offer within [ * ] days of Exelixis’ receipt of such notification from Helsinn, and if Exelixis does not agree in writing to match such Third Party’s final offer, Helsinn shall be free thereafter to fully exploit the Products in the North American Territory in the Option Field directly and/or through any Third Party.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

(b) If Exelixis fails to notify Helsinn in writing during such [ * ] day period that it will match such Third Party’s offer, then Helsinn shall be free thereafter to fully exploit the Products in the North American Territory in the Option Field directly and/or through any Third Party.

If the Parties enter into an agreement for a license pursuant to the Second Option, Exelixis shall not [ * ] but, with Helsinn’s prior written consent (which shall not be unreasonably withheld or delayed), Exelixis may [ * ].

2.4.3 Marketing Commitments. In the event Exelixis enters into a license agreement with Helsinn pursuant to Exelixis’ exercise of either the First Option or the Second Option, such license agreement will include: (i) a [ * ] marketing commitment in the United States of [ * ] as mutually agreed in good faith by the Parties [ * ]; (ii) a [ * ] amount of [ * ], as suggested by [ * ] or as mutually agreed in good faith in writing by the Parties [ * ]; (iii) [ * ], as mutually agreed in good faith by the Parties; and (iv) a [ * ], as mutually agreed in good faith by the Parties.

2.5 Exelixis Right of First Refusal. Prior to offering any Third Party the opportunity to obtain a license to distribute, promote, market, use, import, offer for sale and/or sell any Product in the North American Territory in the ROFR Field, and [ * ], Helsinn shall provide Exelixis with the opportunity to consider whether it wishes to acquire such a license (the “ROFR”). Helsinn shall promptly provide to Exelixis under confidentiality such information and data that may be relevant to Exelixis’ evaluation of whether it wishes to acquire such a license and that Helsinn usually discloses to potential partners licensees and distributors. Exelixis shall have [ * ] days following receipt of such information in which to inform Helsinn in writing that Exelixis is interested in exercising the ROFR and acquiring such a license. If Exelixis notifies Helsinn of its interest, the Parties shall negotiate in good faith on an exclusive basis for [ * ] days to reach agreement on the commercially reasonable terms and conditions of an agreement for the distribution, promotion, marketing, use, importation, offer for sale and/or sale of such Product by Exelixis in the North American Territory in the ROFR Field. If Exelixis fails to notify Helsinn of its interest during the [ * ] day period, or if the Parties fail to execute an agreement within the [ * ] day period, then Helsinn shall be free to pursue an agreement with a Third Party for the distribution, promotion, marketing and/or sale of such Product in the North American Territory in the ROFR Field (or to directly distribute, promote, market, use, import and sell such Products in the North American Territory in the ROFR Field). If the Parties enter into an agreement for the license described in this Section 2.5, the Parties acknowledge and agree that Exelixis shall not [ * ] but, with Helsinn’s prior written consent (which shall not be unreasonably withheld or delayed), Exelixis may [ * ].

2.6 No additional Licenses. Except for the express license granted in this Article 2, neither Party shall be granted any license (either express, implied or by estoppel) to the Patents or Information Controlled by the other Party.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

2.7 IND Transfer. Exelixis hereby agrees to transfer and assign to Helsinn, in accordance with the procedures set forth in Section 3.5, and Helsinn hereby agrees to receive from Exelixis in accordance with such procedures, all of Exelixis’ right, title and interest to Exelixis’ IND No. 66588 for Becatecarin in the United States. Helsinn understands and acknowledges that, with respect to certain Becatecarin clinical trials being conducted in countries outside the United States, Exelixis is the Sponsor of Record, and Exelixis is not the holder of the applicable INDs in such countries because Exelixis does not have a sufficient presence in those countries. Accordingly, Exelixis’ Third Party contractor holds the IND(s) for Becatecarin for those countries. Such IND(s) are listed on Exhibit 2.7, and, prior to the IND Transfer Date (defined in Section 3.5), Exelixis will transfer its rights in such INDs to Helsinn so that Helsinn shall be the Sponsor of Record and/or IND holder, as applicable for such INDs.

2.8 Nonproprietary Name and Trademark Rights. The Parties acknowledge and agree that Becatecarin is a United States Accepted Name (“USAN”) and International Nonproprietary Name (“INN”). Exelixis hereby assigns to Helsinn all right, title and interest in any rights owned by Exelixis with respect to the name “Becatecarin”. No other right (either express, implied or by estoppel) is granted by this Agreement to Helsinn to use in any manner any other name associated with Exelixis or any trademark or tradename Controlled by Exelixis. Helsinn shall be free to use whatever trademark or trademarks it will deem appropriate in connection with the Products, including Becatecarin, except for any other name associated with Exelixis or any trademark or tradename Controlled by Exelixis.

3.	TRANSITION COMMITTEE; TRANSFER OF KNOW-HOW AND ASSUMED CONTRACTS; OTHER OBLIGATIONS

3.1 Transition Committee. Within [ * ] days of the Effective Date, the Parties shall form a committee to facilitate the transfer to Helsinn of Information in Exelixis’ possession and Control that relates to Becatecarin and/or to the Products in accordance with the terms of this Agreement and to assist Helsinn in identifying and addressing any issues associated with such transfer (the “Transition Committee”). In addition to its primary goals of facilitating a smooth transfer of Becatecarin-related Information from Exelixis to Helsinn to allow Helsinn to exercise its rights under this Agreement and providing a forum to discuss and coordinate the Parties’ transition activities, the Transition Committee shall perform those functions which will be deemed appropriate or advisable by the Parties, in accordance with the working procedures agreed to in writing by the Parties. Each Party shall designate two (2) representatives to serve as its members of the Transition Committee. Either Party may designate a temporary substitute for each of its representatives that is unable to be present at or otherwise participate in a particular meeting. Either Party may replace its representatives from time to time by written notice to the other Party specifying the representative(s) to be replaced and the replacement therefor.

3.1.1 Limited Authority. The role of the Transition Committee shall be advisory in nature, with the goal of serving as a forum for the sharing of information and facilitating communications between the Parties. The Transition Committee shall not have any power to amend, modify or waive compliance with, this Agreement.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

3.1.2 Meetings. The Transition Committee shall meet at such times as it elects to do so. Meetings may be held in person or by audio or video teleconference. Each Party shall be responsible for all of its own expenses for participating in the Transition Committee.

3.1.3. Dissolution of the Transition Committee. The Transition Committee shall dissolve on the date [ * ] months after the Effective Date, unless the Parties mutually agree in writing to extend such period.

3.2 Transfer of Exelixis Know-How. Within [ * ] of the Effective Date, Exelixis shall commence the disclosure and transfer to Helsinn of all Exelixis Know-How. Exelixis shall use commercially reasonable efforts to complete such disclosure and transfer [ * ]. The Parties agree and acknowledge that Exelixis may retain one or more copies of any Exelixis Know-How and may use such Exelixis Know-How for archival purposes and for the purpose of the manufacture and supply of Becatecarin and Becatecarin for Injection pursuant to Section 3.4.3. Exelixis shall not be required to provide any on-site advice or support in connection with this Section 3.2. [ * ] shall bear its own expenses in connection with this Section 3.2, except that Helsinn shall reimburse Exelixis for reasonable travel expenses incurred by Exelixis to attend, at Helsinn’s request and with Exelixis’ consent, any meetings not held at an Exelixis facility.

3.2.1. Further disclosure of relevant Information. Exelixis shall use commercially reasonable efforts to [ * ] disclose and transfer to Helsinn any further Information related to Becatecarin and/or to the Products which [ * ].

3.3 Transfer of Assumed Contracts.

3.3.1 Assignment. Subject to the terms and conditions of this Agreement and to any necessary consent by Third Parties, Exelixis sells, transfers and assigns the Assumed Contracts to Helsinn effective upon the later of the Effective Date and the date upon which the Third Party consents to such transfer.

3.3.2 Assumption of Liability. Subject to the terms and conditions of this Agreement and to any necessary consent by Third Parties, Helsinn assumes all obligations, duties and liabilities of Exelixis that are related to the Assumed Contracts and that arise on and after: (a) the Effective Date (with respect to each Assumed Contract for which a Third Party’s consent is not necessary for assigning such Assumed Contract); and (b) the date upon which the relevant Third Party consents to the assignment of a given Assumed Contract (with respect to each Assumed Contract for which a Third Party’s consent is necessary for assigning such Assumed Contract). Notwithstanding the foregoing, Helsinn shall not be responsible for any liability under an Assumed Contract to the extent attributable to a breach by Exelixis of its obligations under the Assumed Contracts accrued prior to the effective date of assignment. Such assumed obligations, duties and liabilities shall include but are not limited to, payment obligations to existing clinical study sites and providers of storage and distribution services with respect to Becatecarin. Exelixis shall retain all liability for its failure to fulfill any obligations, including but not limited to payment obligations, under each Assumed Contract that accrued prior to the effective date of assignment to Helsinn of said Assumed Contract.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

3.3.3 Consents. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Assumed Contract or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a Third Party, would constitute a breach or other contravention thereof or in any way adversely affecting the rights of Exelixis or Helsinn. Exelixis will use commercially reasonable efforts (but without any payment of money or other consideration by Exelixis) to obtain the consent of any such Third Party to any such Assumed Contract for the assignment thereof to Helsinn as Helsinn may reasonably request. If any such consent is not obtained, or if an attempted assignment of any such Assumed Contract would be ineffective or would adversely affect the rights of Exelixis thereunder so that Helsinn would not in fact receive all such rights, the Parties will cooperate in a mutually agreeable arrangement under which Helsinn would obtain the benefits and assume the obligations thereunder in accordance with this Agreement and as reasonably permitted under the terms of such Assumed Contract at no cost to Helsinn in excess of the cost Helsinn would have incurred (without modification to the terms of such Assumed Contract) if the consent had been obtained, including sub-contracting or sub-licensing to Helsinn, to the extent practicable depending upon the nature of the Assumed Contract.

3.4 Product Supply.

3.4.1 Generally. As between the Parties and subject to Section 3.4.2 and Section 3.4.3 below, Helsinn shall be solely responsible for manufacturing and supplying, either directly or indirectly, all supplies of Product for clinical, commercial and other purposes. In the event that Exelixis obtains, pursuant to Section 2.4 or 2.5, the right to distribute, promote, market and/or sell Products in the North American Territory, Exelixis shall obtain its supply of Products for such purposes [ * ] from Helsinn at a price [ * ].

3.4.2 Product Inventory. Exelixis shall transfer to Helsinn all of Exelixis’ right, title and interest in all clinical supplies of Product in Exelixis’ possession [ * ]. Exelixis shall deliver such clinical supplies in its possession to Helsinn [ * ] Exelixis’ storage facility together with [ * ]. If requested by Helsinn in writing, Exelixis shall arrange for transportation and insurance of such clinical supplies at Helsinn’s expense.

3.4.3 Supply of Product for the Existing Phase 3 Clinical Trial.

(a) Exelixis shall supply to Helsinn by 30 April 2006 [ * ] of Becatecarin (“Becatecarin for Injection”) for the Phase 3 Clinical Trial of the Product that is on-going as of the Effective Date. Such Becatecarin for Injection will [ * ] as the Product being used in such on-going Phase 3 Clinical Trial. For clarity, Exelixis may enter into agreements with Third Parties as necessary or useful to indirectly manufacture and supply such Becatecarin and Becatecarin for Injection. Such manufacture and supply shall be in accordance with applicable regulatory laws. The price per vial which will be charged by Exelixis to Helsinn shall be [ * ]. Helsinn shall pay Exelixis within [ * ] days of receiving the relevant invoice for the [ * ] Becatecarin for Injection, which shall specify the details of [ * ].

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

(b) Exelixis shall be responsible for preparing the documentation of analytical methods and validation procedures related to the manufacture of Becatecarin and Becatecarin for Injection (the “CMC Documentation”). Exelixis shall prepare such CMC Documentation in accordance with applicable regulations and shall provide Helsinn with the completed CMC Documentation, along with the [ * ].

(c) Exelixis shall also notify Helsinn in writing of the scheduled date for completing the fill and finish of the Becatecarin for Injection. Within [ * ] weeks of receiving such notice, Helsinn shall designate to Exelixis in writing the cGMP-qualified storage facility (suitable for storage of the completed Becatecarin for Injection) that Helsinn desires Exelixis to ship such completed Becatecarin for Injection. If Exelixis does not receive any designation from Helsinn by the end of such [ * ] week period, then Exelixis shall ship such completed Becatecarin for Injection to its designated storage facility [ * ], where it will be stored [ * ] until Helsinn requests in writing that such Becatecarin for Injection be distributed to the applicable storage facility for use in the on-going Phase 3 Clinical Trial for the Product. Exelixis shall transfer to Helsinn all of Exelixis’ right, title and interest in such Becatecarin for Injection on the later of: (i) [ * ]; or (ii) the date such [ * ].

3.5 Transfer of IND. On a date mutually agreed by the Parties in writing, but no later than [ * ]; provided, however, that the Parties may mutually agree to extend such date if Exelixis has not transferred to Helsinn [ * ] with respect Exelixis’ IND No. 66588 by [ * ] period (the “IND Transfer Date”), Exelixis shall notify the applicable Regulatory Authorities in writing that it is transferring Exelixis’ IND No. 66588 for Becatecarin to Helsinn pursuant to Section 2.7, and Helsinn shall notify the applicable Regulatory Authorities in writing that it is accepting such IND and all responsibilities associated therewith, including without limitation, the responsibility for reporting adverse events. If Helsinn does not satisfy the applicable Regulatory Authorities’ requirements for holding an IND, then Helsinn shall either: (i) engage an entity that satisfies such requirements to accept such IND and its associated responsibilities on behalf of Helsinn; or (ii) enter into a contractual relationship with one or more entities for the provision of services such that Helsinn is able to satisfy such Regulatory Authorities’ requirements. Helsinn shall identify any such entity(ies) and provide documentation of its satisfaction of the relevant Regulatory Authority requirements to Exelixis at least [ * ] days prior to the IND Transfer Date. If Helsinn fails to do so, then Exelixis may, at Helsinn’s expense, make whatever arrangements it believes are appropriate to ensure the full and complete transfer of the IND to Becatecarin to Helsinn or Helsinn’s agent on the IND Transfer Date.

3.5.1 During the period from the Effective Date until the IND Transfer Date, Helsinn shall reimburse Exelixis for all of Exelixis’ direct and indirect costs of maintaining the existing Phase 3 Clinical Trial for Becatecarin during such period (the “Interim Trial Costs”). These indirect costs shall be [ * ] per year. On a monthly basis, Exelixis shall invoice Helsinn for the Interim Trial Costs for the preceding month and shall send to Helsinn appropriate documentation evidencing such costs, and Helsinn shall pay Exelixis the amount of such Interim Trial Costs within [ * ] days of receiving each such invoice. The Interim Trial Costs payments made by Helsinn shall be nonrefundable and noncreditable.

3.6 Diligence. Helsinn shall use commercially reasonable efforts to develop, obtain Regulatory Approval for, and commercialize the Product in each Major Country. Such efforts

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shall be no less than those efforts a pharmaceutical company of the size of Helsinn would make with respect to a pharmaceutical product of comparable commercial potential, stage of development, and medical/scientific, technical and regulatory profile. In particular, Helsinn shall use commercially reasonable efforts to complete the existing, and any subsequent, Phase 3 Clinical Trial for Becatecarin, including analysis of all case report forms and other clinical data and investigator observations, and shall promptly provide Exelixis with the Final Report.

3.7 Regulatory and CMC Responsibilities.

3.7.1 IND. [ * ] prior to the IND Transfer Date, Exelixis shall be responsible for continuing all activities (including clinical development activities) conducted under the INDs for Becatecarin, provided however that any and all [ * ] shall have to be previously approved and authorized in writing by Helsinn. Commencing on the IND Transfer Date, Helsinn shall be responsible for maintaining the active status of the INDs for Becatecarin and for performing all obligations associated with such INDs.

3.7.2 Regulatory and Medical Communication. Beginning on the IND Transfer Date, Helsinn and/or its agents shall assume all responsibility for all correspondence and communication relating to the Product with Regulatory Authorities, and the physicians and other health care professionals. Helsinn shall keep such records and make such reports as shall be reasonably necessary to document communications to Regulatory Authorities and to physicians in compliance with all applicable regulatory requirements. After the IND Transfer Date, Exelixis shall refer any questions relating to the Product raised by Regulatory Authorities and health care professionals to Helsinn for its follow-up

3.7.3 Adverse Event Reporting. After the IND Transfer Date, Helsinn shall be responsible for the adverse experience and safety reporting for the Product in compliance with the requirements of the Federal Food, Drug and Cosmetic Act, 21 U.S.C. § 321 et seq. and the regulations promulgated thereunder and the equivalent regulations in other countries in the world. Exelixis shall provide interim adverse experience and safety reporting services on Helsinn’s behalf between the Effective Date and the IND Transfer Date.

3.8 Additional Assistance. Upon the Effective Date and [ * ], Exelixis shall provide to Helsinn, at Helsinn’s written request, a commercially reasonable amount of consulting assistance on [ * ] issues related to Becatecarin, including [ * ]. Exelixis shall also, at reasonable times during normal business hours, provide Helsinn and its representatives an opportunity to meet at Exelixis’ facilities with certain Exelixis employees who have material knowledge pertaining to Becatecarin-related contracts, data and records. Exelixis shall also use commercially reasonable efforts to [ * ].

3.9 Exchange of Information. Helsinn shall provide Exelixis twice a year with written reports on the progress of Helsinn’s efforts to develop and commercialize Products. Additionally, Helsinn shall provide Exelixis with a detailed annual written report summarizing

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the Helsinn’s progress at developing and commercializing Products, and any other information reasonably requested by Exelixis and which may have a material impact on Exelixis’ rights or obligations under this Agreement.

3.10 Compliance with Laws. Helsinn shall perform, and shall use commercially reasonable efforts to ensure that its Affiliates, sublicensees and Third Party contractors perform, all development and commercialization activities for which it is responsible under this Agreement in good scientific and medical manner and in compliance with all applicable laws, rules and regulations.

4.	FINANCIAL TERMS

4.1 Up-front Payment. Upon execution of this Agreement, Helsinn shall pay Exelixis an up-front fee of four million dollars ($4,000,000). Such up-front fee shall be nonrefundable and noncreditable and shall be paid by Helsinn within [ * ] days of receipt of the relevant invoice from Exelixis. The Parties acknowledge and agree that such up-front fee includes payment by Helsinn for the Product inventory in Exelixis’ possession as of the Effective Date to be transferred to Helsinn in accordance with Section 3.4.2.

4.2 Milestone Payments. In partial consideration for the grant of the license to Helsinn in Section 2.1, Helsinn shall pay Exelixis the amounts set forth below upon the first occurrence of the events described below for any Product. Helsinn shall notify Exelixis in writing within [ * ] days of the achievement of each such event. All milestone payments shall be nonrefundable and noncreditable and shall be paid by Helsinn within [ * ] days of receipt of the relevant invoice from Exelixis.

Milestone Events	Amounts
[ * ]	[ * ]

[ * ]	[ * ]
[ * ]	[ * ]

[ * ]	[ * ]
[ * ]	[ * ]

If any milestone event (the “Later Milestone”) is achieved prior to the achievement of a milestone event listed above it in the foregoing table (an “Earlier Milestone”), then Helsinn shall pay to Exelixis within [ * ] days of the achievement of such Later Milestone, the amount for such Later Milestone plus the amount for each and every Earlier Milestone not yet achieved. Notwithstanding the foregoing, the [ * ] milestone event shall not be considered an Earlier Milestone with respect to the [ * ] milestone event.

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4.3 Royalties.

4.3.1 Products [ * ]. For Products that are [ * ], Helsinn shall, subject to Section 6.3, pay Exelixis royalties equal to:

(a) Until the worldwide, aggregate, annual Net Sales of all Products exceeds [ * ], [ * ] of the Net Sales of such Products; and

(b) Once the worldwide, aggregate, annual Net Sales of all Products exceeds [ * ], [ * ] of the Net Sales of such Products.

Helsinn’s obligation to pay royalties pursuant to this Section 4.3.1 shall last, on a Product-by-Product and country by country basis, until the later to expire of: (i) [ * ]; or (ii) [ * ] for the Product in such country (provided that [ * ] for a given Product in a given country shall not extend beyond [ * ] after the First Commercial Sale of such Product in such country).

4.3.2 Products Not [ * ]. Subject to Section 4.3.3, for Products that are not, or are no longer, [ * ], Helsinn shall pay Exelixis royalties equal to:

(a) Until the worldwide, aggregate, annual Net Sales of all Products exceeds [ * ], [ * ] of the Net Sales of such Products; and

(b) Once the worldwide, aggregate, annual Net Sales of all Products exceeds [ * ], [ * ] of the Net Sales of such Products.

Helsinn’s obligation to pay royalties pursuant to this Section 4.3.2 shall expire, on a Product-by-Product and country-by-country basis, on the [ * ].

4.3.3 Generic Competition. If a Third Party [ * ] a Generic Product in a particular country, and Helsinn can demonstrate by competent evidence that the number of units sold in such country by such Third Party in any calendar year exceeds [ * ] of the total number of units of Product sold by Helsinn, its Affiliates or sublicensees in such country during such year, then Helsinn [ * ] during said calendar year.

4.4 Reports. Within [ * ] days after the end of the calendar quarter in which the First Commercial Sale in any country occurs, and on each calendar quarter thereafter, Helsinn shall send to Exelixis (i) a payment of all royalties owed to Exelixis for such calendar quarter; and (ii) a report of Net Sales of Products in sufficient detail on a country-by-country basis to permit confirmation of the accuracy of the royalty payment made, including the number of Products sold, the gross sales and Net Sales of Products, the royalties payable (in dollars), the method used to calculate the royalty, and the exchange rates used.

4.5 Payments. All references to “dollars” or “$” means the legal currency of the United States. All amounts due to Exelixis by Helsinn under this Agreement shall be paid in dollars by wire transfer in immediately available funds to an account designated by Exelixis. If

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any currency conversion shall be required in connection with any payment or accounting of costs and expenses under this Agreement (including, without limitation, for the purpose of calculating the amount of worldwide, aggregate, annual Net Sales as mentioned at Sections 4.3.1 and 4.3.2), such conversion shall be made by using the average of the exchange rates for the purchase of dollars as published in The Wall Street Journal, Western Edition, or a comparable publication, on the last business day of each of the three (3) months of the calendar quarter for which the payment is made. If Helsinn is prevented from paying Exelixis any royalties in a given country because the local currency is blocked and cannot be removed from the country, then Helsinn shall promptly pay Exelixis in the local currency by deposit in a local bank designated by Exelixis, to the extent permitted by local law.

4.6 Withholding of Taxes. Helsinn may withhold from payments due to Exelixis amounts for payment of any withholding tax that is required by law to be paid to any taxing authority with respect to such payments. Helsinn shall provide to Exelixis all relevant documents and correspondence, and shall also provide to Exelixis any other cooperation or assistance on a reasonable basis as may be necessary to enable Exelixis to claim exemption from such withholding taxes and to receive a full refund of such withholding tax or claim a foreign tax credit. Helsinn shall give proper evidence from time to time as to the payment of such tax. Helsinn may treat Exelixis as a US resident person if it has provided a valid Form W-9 or equivalent or a signed statement concerning its permanent residence address and Taxpayer Identification Number (“TIN”).

4.7 Late Payments. Any amounts not paid by Helsinn when due under this Agreement shall be subject to interest from and including the date payment is due through and including the date upon which Exelixis has received payment at a rate equal to [ * ] calculated daily on the basis of a 365-day year, or similar reputable data source, or, if lower, the highest rate permitted under applicable law.

4.8 Records and Audit. During the term of this Agreement and for a period of [ * ] years thereafter, Helsinn shall keep complete and accurate records pertaining to the development, manufacture, use, sale or other disposition of the Products, in sufficient detail to permit Exelixis to confirm the accuracy of all payments due hereunder and compliance with the diligence obligations set forth in Section 3.6. Exelixis shall have the right to cause an independent, certified public accountant reasonably acceptable to Helsinn, to audit such records to confirm the accuracy of Helsinn’s payments; provided, however, that such auditor shall not disclose Helsinn’s confidential information to Exelixis, except to the extent such disclosure is necessary to verify the payments due under this Agreement. Exelixis shall bear the full cost of such audit unless such audit discloses an underpayment of more than [ * ] from the amounts previously paid for the audited period. In such case, Helsinn shall bear the full cost of such audit. Helsinn shall remit any underpayment identified by such audit (plus applicable interest) to Exelixis within thirty (30) days of the results of such audit. Reciprocally, if the audit discloses an overpayment from the amount of royalties previously paid by Helsinn, Exelixis shall remit any such overpaid amount (plus applicable interest) to Helsinn within thirty (30) days of the results of such audit. The terms of this Section 4.8 shall survive any termination or expiration of this Agreement for a period of [ * ].

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5.	CONFIDENTIALITY

5.1 Nondisclosure of Confidential Information. For all purposes hereunder, “Confidential Information” shall mean all Information disclosed by one Party to the other Party pursuant to this Agreement. During the term of this Agreement and for a period of [ * ] years thereafter, a Party receiving such item of Confidential Information of the other Party will (i) maintain in confidence such item of Confidential Information and not disclose such item of Confidential Information to any Third Party without prior written consent of the other Party, except for disclosures made in confidence to any Third Party under terms consistent with this Agreement and made in furtherance of this Agreement or of rights granted to a Party hereunder, and (ii) not use the other Party’s Confidential Information for any purpose except those permitted by this Agreement.

5.2 Exceptions. The obligations in Section 5.1 shall not apply with respect to any portion of the Confidential Information that the receiving Party can show by competent written proof:

(a) Is publicly disclosed by the disclosing Party, either before or after it is disclosed to the receiving Party hereunder;

(b) Was known to the receiving Party or any of its Affiliates, without obligation to keep it confidential, prior to disclosure by the disclosing Party;

(c) Is subsequently disclosed to the receiving Party or any of its Affiliates by a Third Party lawfully in possession thereof and without obligation to keep it confidential;

(d) Is published by a Third Party or otherwise becomes publicly available or enters the public domain, either before or after it is disclosed to the receiving Party; or

(e) Has been independently developed by employees or contractors of the receiving Party or any of its Affiliates without the aid, application or use of Confidential Information of the disclosing Party.

5.3 Authorized Disclosure. Each Party may disclose the Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following instances:

(a) Filing or prosecuting patents relating to Products;

(b) Regulatory filings;

(c) Prosecuting or defending litigation;

(d) Complying with applicable governmental regulations; and

(e) Disclosure, in connection with the performance of this Agreement, to Affiliates, sublicensees, research collaborators, employees, consultants, or agents, each of whom prior to disclosure must be bound by similar obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 5.

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The Parties acknowledge that the terms of this Agreement shall be treated as Confidential Information of both Parties. Such terms may be disclosed by a Party to investment bankers, investors, and potential investors (and by Helsinn to potential sub-licensees and distributors), each of whom prior to disclosure must be bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 5. In addition, a copy of this Agreement may be filed, furnished or submitted to the Securities and Exchange Commission by Exelixis. In connection with any such filing, Exelixis shall endeavor to obtain confidential treatment of economic and trade secret information and shall deliver to Helsinn in advance of any filing a redacted copy of this Agreement to enable Helsinn to give comments and suggestions on economic and trade secret information to be kept confidential.

In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information except as permitted hereunder.

5.4 Press Releases. Each Party shall be entitled to issue a press release, as approved by both Parties and attached hereto as Exhibit 5.4, upon the execution of this Agreement. If either Party desires to make any subsequent public announcement (e.g. press release) concerning the terms of this Agreement or the activities hereunder, such Party shall give reasonable advance notice of the proposed text of such announcement to the other Party for its review and approval prior to announcement, such approval shall not be unreasonably delayed or withheld. Such other Party shall provide its comments, if any, within [ * ] days after receipt of the proposed text and the Party making such announcement shall consider and address all such comments in good faith. Notwithstanding anything to the contrary, such approval shall not be needed if such public announcement: (i) is required pursuant to the disclosure requirements of the U.S. Securities and Exchange Commission or the national securities exchange or other stock market on which such Party’s securities are traded, provided however that in this case the proposed text of the announcement shall, unless impracticable, be disclosed in advance to the other Party for information and comments; or (ii) solely discloses information that has previously been approved for disclosure by the other Party.

6.	INTELLECTUAL PROPERTY

6.1 Ownership of Inventions. Each Party shall own any inventions made solely by its employees, agents or independent contractors in their activities hereunder. Inventions hereunder made jointly by employees, agents or independent contractors of each Party in the course of performing under this Agreement shall be owned jointly by the Parties in accordance with the joint ownership interests of co-inventors under U.S. patent laws. Inventorship shall be determined in accordance with U.S. patent laws.

6.2 Patent Prosecution, Maintenance and Enforcement.

6.2.1 Patent Prosecution and Maintenance. Exelixis and/or BMS will prosecute and maintain the Exelixis Patent Rights, including conducting any interferences,

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reexaminations, reissues, oppositions, or request for patent term extension relating thereto. Exelixis shall provide Helsinn with a revised Exhibit 1.7 updating the status of the Exelixis Patent Rights on an annual basis or more frequently if requested by Helsinn (but in no event more than quarterly).

6.2.2 Enforcement of Patent Rights by Exelixis. If either Party becomes aware of a suspected infringement of Exelixis Patent Rights in the Field, such Party shall notify the other Party promptly, and following such notification, the Parties shall confer. Exelixis shall have the first right, but shall not be obligated, to take any actions or bring any proceedings regarding the infringement at its own expense, in its own name, and entirely under its own direction and control. Helsinn will reasonably assist Exelixis (at Exelixis’ expense) in such actions or proceedings if so requested, and will lend its name to such actions or proceedings if required by law. Helsinn shall have the right to participate and be represented in any such proceeding by its own counsel at its own expense, in which case [ * ]. No settlement of any such action or proceeding that restricts the scope or affects the enforceability of Exelixis Patent Rights may be entered into by Exelixis without the prior consent of Helsinn, which consent shall not be unreasonably withheld.

6.2.3 Enforcement of Patent Rights by Helsinn. If Exelixis fails to take any action or bring any proceeding regarding infringement pursuant to Section 6.2.2 within [ * ] days of the provision or receipt of notice of suspected infringement, then Helsinn may take such action or bring such proceeding at its own expense, in its own name, and entirely under its own direction and control. Exelixis will reasonably assist Helsinn (at Helsinn’s expense) in any action or proceeding being prosecuted or defended by Helsinn, if so requested by Helsinn or required by law in order for Helsinn to bring such action, including but not limited to executing any necessary documents such as any necessary power of attorney and including, if required, being joined as a necessary party. Exelixis shall have the right to participate and be represented in any such proceeding by its own counsel at its own expense, [ * ]. No settlement of any such action or proceeding that restricts the scope or affects the enforceability of Exelixis Patent Rights may be entered into by Helsinn without the prior consent of Exelixis, which consent shall not be unreasonably withheld. It is however understood that, irrespective of Helsinn’s decision to sue or not to sue the infringer, as well as irrespective of the outcome of the proceedings, [ * ].

6.3 Third Party Infringement Claims. If an allegation is made or claim is brought by a Third Party that any activity related to a Product infringes the intellectual property rights of such Third Party, each Party will give prompt written notice to the other Party of such claim. The Parties shall fully cooperate to defend against such allegation or claim, each bearing its own expenses. Neither Party shall enter into any settlement of any claim described in this Section 6.3 that affects the other Party’s rights or interests without such other Party’s written consent, which consent shall not be unreasonably withheld or delayed. If a Party is entitled to indemnification pursuant to Article 8 with respect to a claim described in this Section 6.3, it shall follow the procedures set forth in Article 8 if it wishes to obtain such indemnification. [ * ]. If necessary in order to avoid infringement of said Third Party intellectual property rights, Helsinn and Exelixis shall attempt to obtain a license for Helsinn under the Third Party’s intellectual property rights. Royalties to be paid by Helsinn to Exelixis hereunder shall continue to be payable in accordance with the terms and conditions of this Agreement and any royalties on sales of the Products payable to the Third Party under said license shall be paid by Helsinn. [ * ].

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6.4 Patent Terms Extensions. The Parties shall co-operate in filing for and obtaining patent extensions and supplementary or complementary protection certificates, if available, of the Exelixis Patent Rights. Such co-operation shall include without limitation: (i) advising each other in a timely manner of any action by any Regulatory Authority or other competent authority that is pertinent to any such extension; (ii) reasonably supplying each other with all information in its Control pertaining to the extension of any such Exelixis Patent Rights; and (iii) co-operating with each other to prepare and execute all supporting affidavits or documents required in connection with the extension of any such Exelixis Patent Rights.

7.	REPRESENTATIONS AND WARRANTIES

7.1 Mutual Warranties. Each Party represents and warrants to the other Party that: (i) it has the authority and right to enter into and perform this Agreement; (ii) this Agreement is a legal and valid obligation binding upon it and is enforceable in accordance with its terms, subject to applicable limitations on such enforcement based on bankruptcy laws and other debtors’ rights; and (iii) its execution, delivery and performance of this Agreement will not conflict in any material fashion with the terms of any other agreement or instrument to which it is or becomes a party or by which it is or becomes bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having authority over it.

7.2 Exelixis Warranties. Exelixis represents and warrants to Helsinn that:

7.2.1 Exelixis has the full right and power to [ * ];

7.2.2 Exelixis has delivered to Helsinn [ * ];

7.2.3 As of the transfer date of each of the Assumed Contracts, Exelixis has [ * ];

7.2.4 As of the Effective Date, there are no [ * ], other than the [ * ], which would [ * ] and Exelixis will not knowingly [ * ];

7.2.5 Exelixis has not entered into any Third Party agreements as of the Effective Date which would materially adversely effect (i) Exelixis’ ability to perform all of the material obligations undertaken by Exelixis hereunder, or (ii) to Exelixis’ knowledge as of the Effective Date, Helsinn’s ability to exploit the license granted hereunder, and Exelixis will not knowingly enter into any such agreement after the Effective Date;

7.2.6 (i) As of the Effective Date, Exelixis has not received any written notice or other written communication alleging that Becatecarin infringes or misappropriates the intellectual property rights of a Third Party; (ii) as of the Effective Date, all [ * ]; (iii) as of the Effective Date, [ * ]; (iv) as of the Effective Date, [ * ]; (v) as of the Effective Date, [ * ]; and (vi) it has [ * ];

7.2.7 [ * ].

7.2.8 (i) [ * ]; and (ii) [ * ].

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7.2.9 [ * ].

7.2.10 There is no [ * ] which might in any material way [ * ].

7.3 No Additional Representations.

7.3.1 Helsinn acknowledges that Exelixis, its Affiliates, and its and their directors, officers, employees, agents or contractors have not made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information, documents or material generated by Third Parties or provided by Third Parties to Exelixis regarding Becatecarin and its development or commercialization. Exelixis, its Affiliates, and its and their directors, officers, employees, agents or contractors shall not have or be subject to any liability to Helsinn or any Third Party resulting from the provision to Helsinn, or Helsinn’s use of, any such information, documents or material regardless of how it was made available to Helsinn.

EXCEPT AS EXPRESSLY SET FORTH IN THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTIONS 7.1 AND 7.2 OF THIS AGREEMENT, THERE ARE NO REPRESENTATIONS OR WARRANTIES BY EXELIXIS OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO BECATECARIN, PRODUCTS OR THE MANUFACTURE OR USE OF BECATECARIN OR PRODUCTS (INCLUDING WITHOUT LIMITATION ITS RESEARCH, DEVELOPMENT (INCLUDING CLINICAL TRIALS) OR COMMERCIALIZATION) INCLUDING WITHOUT LIMITATION ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE OR USE OF BECATECARIN OR ANY PRODUCT OR ANY REPRESENTATIONS OR WARRANTIES WITH RESPECT TO INFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS.

8.	INDEMNIFICATION

8.1 Exelixis. Exelixis shall indemnify, defend and hold harmless Helsinn, its Affiliates, and their respective directors, officers and employees (each a “Helsinn Indemnitee”) from and against any and all liabilities, damages, losses, costs or expenses (including attorneys’ and professional fees and other expenses of litigation and/or arbitration) (“Liabilities”) resulting from any claim, suit or proceeding made or brought by a Third Party against a Helsinn Indemnitee to the extent arising from or occurring as a result of: (i) any breach by Exelixis of the representations and warranties set forth in Section 7.1 or 7.2; (ii) any claims based on injury to a Third Party (including death) arising from the use of Products by Exelixis prior to the Effective Date; (iii) any liability retained by Exelixis pursuant to Section 3.3.2; and/or (iv) any negligent or wrongful act or omission hereunder by Exelixis and/or any breach by Exelixis of any of its obligations hereunder, except in each case to the extent that (1) any such Liability was due to the negligence or willful misconduct of a Helsinn Indemnitee or (2) Helsinn has an obligation under Section 8.2 to indemnify Exelixis for such Liabilities.

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8.2 Helsinn. Helsinn shall indemnify, defend and hold harmless Exelixis, its Affiliates, and their respective directors, officers and employees (each an “Exelixis Indemnitee”) from and against any and all Liabilities resulting from any claim, suit or proceeding made or brought by a Third Party against an Exelixis Indemnitee to the extent arising from or occurring as a result of: (i) any breach by Helsinn of the representations and warranties set forth in Section 7.1; (ii) any use, manufacture, development, distribution, storage, handling, promotion, marketing and sale of the Product(s) by or for Helsinn or its Affiliates or sublicensees after the Effective Date; (iii) the use of any Products after the Effective Date by any person or entity; (iv) any liability assumed by Helsinn pursuant to Section 3.3.2; and/or (v) any negligent or wrongful act or omission hereunder by Helsinn and/or any breach by Helsinn of any of its obligations hereunder, except in each case to the extent that (1) any such Liability was due to the negligence or willful misconduct of an Exelixis Indemnitee or (2) Exelixis has an obligation under Section 8.1 to indemnify Helsinn for such Liabilities.

8.3 Procedure. A Party seeking indemnification hereunder (an “Indemnitee”) shall promptly notify the other Party (the “Indemnitor”) in writing of such alleged Liability. The Indemnitor shall have the sole right to control the defense and settlement thereof. The Indemnitee shall cooperate with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by this Article 8. The Indemnitee shall not, except at its own cost and risk, voluntarily make any payment or incur any expense with respect to any claim or suit without the prior written consent of the Indemnitor, which the Indemnitor shall not be required to give. The Indemnitor shall not be required to provide indemnification with respect to a Liability the defense of which is actually prejudiced by the failure to give notice by the Indemnitee or the failure of the Indemnitee to cooperate with the Indemnitor or where the Indemnitee settles or compromises a Liability without the written consent of the Indemnitor. Each Party shall cooperate with the other Party in resolving any claim or Liability with respect to which one Party is obligated to indemnify the other under this Agreement, including without limitation, by making commercially reasonable efforts to mitigate or resolve any such claim or Liability.

8.4 Limitations on Liability. NOTWITHSTANDING ANY PROVISION HEREIN, A PARTY SHALL IN NO EVENT BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, STOCKHOLDERS, AGENTS OR REPRESENTATIVES FOR ANY INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (INCLUDING, BUT NOT LIMITED TO, LOST PROFITS, LOSS OF USE, DAMAGE TO GOODWILL OR LOSS OF BUSINESS), UNLESS SUCH DAMAGES: (I) ARE OWED UNDER THE LIABLE PARTY’S INDEMNIFICATION OBLIGATIONS UNDER ARTICLE 8; (II) ARE DUE TO THE LIABLE PARTY’S BREACH OF ARTICLE 5; OR (III) ARE DUE TO THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE LIABLE PARTY.

9.	TERM AND TERMINATION

9.1 Term. Subject to the provisions below in this Section 9, the term of this Agreement shall commence on the Effective Date and continue on a country-by-country basis until the expiration of all Helsinn’s royalties payment obligations under this Agreement, unless earlier terminated pursuant to Section 9.2 or 9.3. On such expiration, Helsinn’s license under Section 2.1 with respect to Exelixis Know-How shall survive as a fully-paid and royalty-free license.

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9.2 Material Breach. If any Party has breached any of its material obligations hereunder, and such breach has continued for [ * ] days after written notice thereof was provided to the breaching Party by the non-breaching Party, the non-breaching Party may terminate this Agreement. Any termination shall become effective at the end of such [ * ] day period unless the breaching Party has cured any such breach prior to the expiration of the [ * ] day period. For the avoidance of doubt, if Exelixis fails to supply Helsinn with [ * ] of Becatecarin for Injection by 30 April 2006 and this failure prevents Helsinn from enrolling additional human subjects, or from maintaining the then-current enrollment, in the Phase 3 Clinical Trial of the Product that is ongoing at the Effective Date, then this failure shall be considered a material breach by Exelixis entitling Helsinn to avail itself of the remedies set forth at Section 9.4.2 below.

9.3 Relinquishment by Helsinn. Beginning twelve (12) months after the Effective Date, Helsinn may relinquish all the rights and the license granted to it under this Agreement and thereby terminate this Agreement, at any time, by giving Exelixis written notice of its desire to do so at least six (6) months prior to the date on which the rights and the license are desired to be terminated. Such termination shall be conditional upon Helsinn informing Exelixis in writing, together with the notice of termination, that, in Helsinn’s reasonable business judgment based on scientific or economic evidence, it is impossible for Helsinn to carry out further development or marketing of the Product in the Territory.

9.4 Effect of Termination or Expiration. Termination or expiration of this Agreement for any reason shall not release either Party hereto from any liability which, at the time of such termination or expiration, has already accrued to the other Party or which is attributable to a period prior to such termination or expiration or preclude either Party from pursuing any rights and remedies it may have hereunder or at law or in equity with respect to any breach of, or default under, this Agreement. It is understood and agreed that monetary damages may not be a sufficient remedy for any breach of this Agreement and that the non-breaching Party may be entitled to specific performance as a partial remedy for any such breach.

9.4.1 Effects of certain terminations attributable to Helsinn.

(a) If this Agreement is terminated by Exelixis pursuant to Section 9.2 for Helsinn’s failure to pay any of the amounts owed to Exelixis under Article 4 (and such failure is not due to any breach by a sublicensee of Helsinn), then Exelixis may pursue all remedies available to it under law or equity, and: (i) Helsinn shall transfer and assign to Exelixis all Information in its possession relating to the Product, and all regulatory filings (including any regulatory approvals) in Helsinn’s name, agreements with Third Parties (subject to Section 9.4.1(a)(ii)), trademark and other intellectual property rights, and supplies of Product (including any intermediates, retained samples and reference standards) that in each case are in its Control and that relate to the Product; (ii) with respect to each of Helsinn’s sublicensees who are not in breach of their agreements relating to the Product, Exelixis shall notify Helsinn in writing if, in Exelixis’ reasonable business judgment, Exelixis desires that the agreements with such sublicensees be transferred and assigned to Exelixis or that the relations between each said sublicensee and Exelixis be regulated by any other contract which Exelixis and the sublicensee may deem appropriate; and (iii) Helsinn undertakes, upon Exelixis’ written request, to supply the Products in accordance with Exelixis’ and/or the sublicensees’ requirements, at market prices.

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Any transfer and assignment by Helsinn to Exelixis under Section 9.4.1(a)(i) shall be free of charge to Exelixis (except for administrative costs and fees connected with the transfer of trademarks and other intellectual property rights, which shall be borne by Exelixis) and shall occur in a manner consistent with Exelixis’ transfer of Exelixis Know-How, Assumed Contracts and Product inventory to Helsinn under Article 3. Notwithstanding anything to the contrary, Exelixis shall have no obligation (either under Section 9.4.1(a)(ii) or otherwise under this Agreement) to be transferred or assigned any agreements from, or enter into any relations with, any of Helsinn’s sublicensees who are in breach of their agreements with Helsinn at the time of Exelixis’ termination of this Agreement.

(b) If this Agreement is terminated by Helsinn pursuant to Section 9.3, then: (i) Helsinn shall transfer and assign to Exelixis all Information in its possession relating to the Product, and all of the regulatory filings (including any regulatory approvals) in Helsinn’s name, agreements with Third Parties (subject to Section 9.4.1(b)(ii)), trademark and other intellectual property rights, and supplies of Product (including any intermediates, retained samples and reference standards) that in each case are in its Control and that relate to the Product; (ii) Exelixis shall notify Helsinn in writing if, in Exelixis’ reasonable business judgment, Exelixis desires to continue the development and/or commercialization of the Product, in which case Helsinn’s sublicensees’ rights on the Product shall survive termination hereof and shall be varied into a direct grant from Exelixis (but only if such sublicensee is not in breach of its existing agreement with Helsinn), being however understood that the relations between each said sub-licensee and Exelixis shall, in Exelixis’ sole discretion, be regulated either by the agreement in force between Helsinn and the sublicensee, which in such case would be assigned to Exelixis, or by any other contract which Exelixis and the sublicensee may deem appropriate; and (iii) Helsinn undertakes, upon Exelixis’ written request, to supply the Products in accordance with Exelixis’ and/or the sublicensees’ requirements, at market prices. Any transfer and assignment by Helsinn to Exelixis under Section 9.4.1(b)(i) shall be free of charge to Exelixis (except for administrative costs and fees connected with the transfer of trademarks and other intellectual property rights, which shall be borne by Exelixis) and shall occur in a manner consistent with Exelixis’ transfer of Exelixis Know-How, Assumed Contracts and Product inventory to Helsinn under Article 3. Notwithstanding anything to the contrary, Exelixis shall have no obligation (either under Section 9.4.1(b)(ii) or otherwise under this Agreement) to be transferred or assigned any agreements from, or enter into any relations with, any of Helsinn’s sublicensees who are in breach of their agreements with Helsinn at the time of Helsinn’s termination of this Agreement.

9.4.2 Effects of other termination. In the event of any termination that is not described in Section 9.4.1, the applicable Party may pursue all remedies available to such Party under law or equity pursuant to Sections 10.3 or 10.4, as applicable. In particular, in case of breach by Exelixis as described at Section 9.2, Helsinn in its discretion (i) shall have the right to terminate this Agreement and shall be entitled to receive appropriate (as determined by an arbitrator pursuant to Section 10.3) compensation from Exelixis as a result of the damages suffered by Helsinn from such breach, or (ii) as an alternative to its right to terminate this Agreement, Helsinn may elect to continue this Agreement and to reduce the royalty rates for the remaining term of this Agreement to [ * ].

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9.5 Survival. The following provisions of this Agreement shall survive expiration or termination of this Agreement for any reason: Articles 1, 5, 8 and 10, and Sections 3.3.2, 4.8, 9.4, and 9.5.

9.6 Rights in Bankruptcy. All rights and the license granted under or pursuant to this Agreement by Exelixis are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the United States Bankruptcy Code. The Parties agree that Helsinn, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the United States Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against Exelixis under the United States Bankruptcy Code, Helsinn shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in Helsinn’s possession, shall be promptly delivered to it: (a) upon any such commencement of a bankruptcy proceeding upon Helsinn’s written request therefor, unless Exelixis continues to perform all of its obligations under this Agreement; or (b) if not delivered under Section 9.6(a) above, following the rejection of this Agreement by or on behalf of Exelixis.

10.	MISCELLANEOUS

10.1 Complete Agreement; Modification. This Agreement, along with the Assumed Contracts and the Mutual Non-Disclosure Agreement between the Parties effective April 1, 2004, constitute the entire agreement, both written and oral, between the Parties with respect to the subject matter hereof, and all prior agreements respecting the subject matter hereof, either written or oral, expressed or implied, are superseded hereby, merged and canceled, and are null and void and of no effect. No amendment or change hereof or addition hereto shall be effective or binding on either of the Parties hereto unless reduced to writing and duly executed on behalf of both Parties.

10.2 Governing Law. Resolution of all disputes arising out of or related to this Agreement or the performance, enforcement, breach or termination of this Agreement and any remedies relating thereto, shall be governed by and construed under the substantive laws of the State of Delaware, without regard to conflicts of law rules requiring the application of different law.

10.3 Dispute Resolution. Subject to Section 10.4, in the event of any dispute, controversy or claim between the Parties relating to or arising out of this Agreement (a “Dispute”), each Party shall use its reasonable efforts to expeditiously settle the Dispute in an amicable manner within a time reasonable under the circumstances. In the absence of a settlement, either Party may refer such Dispute to the Chief Executive Officers of, or such other senior executive officers designated by, each respective Party for resolution. If such senior executive officers fail to reach a resolution within [ * ] days of such referral, or such other period as the Parties may agree, then such Dispute shall be decided by arbitration to be conducted in Washington D.C., in accordance with the International Rules of the American Arbitration Association for Commercial Arbitration in effect at the time the Dispute arises, unless the Parties mutually agree otherwise. Each Party shall be responsible for its own costs (including, without limitation, reasonable attorneys’ fees) and expenses in connection with any arbitration proceeding under this Section 10.3.

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10.4 Patents. Any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any Exelixis Patent Rights covering the manufacture, use or sale of any Products shall be submitted to a court of competent jurisdiction in the territory in which such Patent or trademark rights were granted or arose.

10.5 Performance by Affiliates/Subcontractors. Each Party acknowledges that its obligations under this Agreement may be performed by its respective Affiliates or subcontractors. Notwithstanding any delegation of obligations under this Agreement by a Party to an Affiliate or subcontractor, each Party shall remain primarily liable and responsible for the performance of all of its obligations under this Agreement and for causing its Affiliates and/or subcontractors to act in a manner consistent herewith. Wherever in this Agreement the Parties delegate responsibility to Affiliates, subcontractors or local operating entities, the Parties agree that such entities shall not make decisions inconsistent with this Agreement, amend the terms of this Agreement or act contrary to its terms in any way.

10.6 Consents Not Unreasonably Withheld or Delayed. Whenever provision is made in this Agreement for either Party to secure the consent or approval of the other, that consent or approval shall not unreasonably be withheld or delayed, and whenever in this Agreement provisions are made for one Party to object to or disapprove a matter, such objection or disapproval shall not unreasonably be exercised.

10.7 Maintenance of Records. Each Party shall keep and maintain all records required by law or regulation with respect to Products and shall make copies of such records available to the other Party upon request.

10.8 Independent Contractors. The relationship of the Parties hereto is that of independent contractors. The Parties hereto are not deemed to be agents, partners or joint venturers of the others for any purpose as a result of this Agreement or the transactions contemplated thereby. At no time shall any Party make commitments or incur any charges or expenses for or in the name of the other Party.

10.9 Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other, except a Party may make such an assignment without the other Party’s consent to an Affiliate or to a successor to substantially all of the business of such Party to which this Agreement relates, whether in a merger, sale of stock, sale of assets or other transaction; provided, that any such permitted successor or assignee of rights and/or obligations hereunder shall, in a writing to the other Party, expressly assume performance of such rights and/or obligations. Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 10.9 shall be null and void and of no legal effect.

10.10 Notices. Any notices given under this Agreement shall be in writing, addressed to the Parties at the following addresses, and delivered by person, by facsimile, or by FedEx or

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other reputable international courier service. Any such notice shall be deemed to have been given as of the day of personal delivery, one (1) day after the date sent by facsimile service or on the day of successful delivery to the other Party confirmed by the courier service.

For Exelixis:	Exelixis, Inc.
170 Harbor Way
P.O. Box 511
South San Francisco, CA 94083
Attention: VP, Legal Affairs
Phone: +1 650-837-7950
Fax: +1 650-837-7951

With a copy to:	Cooley Godward LLP
Five Palo Alto Square
3000 El Camino Real
Palo Alto, CA 94306
Attention: Robert L. Jones, Esq.
Phone: +1 650-843-5000
Fax: +1 650-849-7400

For Helsinn:	Helsinn Healthcare S.A.
via Pian Scairolo 9
6912 Lugano
Switzerland
Attention: Director, Legal Affairs
Phone: +41 91 985.21.21
Fax: +41 91 993.21.22

10.11 Force Majeure. Each Party shall be excused from the performance of its obligations (other than payment obligations) under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. For purposes of this Agreement, force majeure shall include conditions beyond the control of the Parties, including without limitation, an act of God, voluntary or involuntary compliance with any regulation, law or order of any government, war, act of terrorism, civil commotion, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe; provided, however, the payment of invoices due and owing hereunder shall not be delayed by the payer because of a force majeure affecting the payer.

10.12 Further Assurances. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

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10.13 Severability. In the event that any provision of this Agreement is determined to be invalid or unenforceable by a court of competent jurisdiction, the remainder of the Agreement shall remain in full force and effect without said provision to any possible extent. In such event, the Parties shall in good faith negotiate a substitute clause for any provision declared invalid or unenforceable, which shall most nearly approximate the intent of the Parties in entering this Agreement.

10.14 Waiver. The failure of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a Party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such Party.

10.15 Cumulative Rights. The rights, powers and remedies hereunder shall be in addition to, and not in limitation of, all rights, powers and remedies provided at law or in equity, or under any other agreement between the Parties. All of such rights, powers and remedies shall be cumulative, and may be exercised successively or cumulatively.

10.16 Use of Name. Except as required by law, neither Party shall use the name or trademarks of the other Party for any advertising or promotional purposes without the prior written consent of such other Party.

10.17 Construction of the Agreement. Except where the context otherwise requires, wherever used, the singular will include the plural, the plural the singular, the use of any gender will be applicable to all genders, and the word “or” are used in the inclusive sense. When used in this Agreement, “including” means “including, without limitation,.” References to either Party include the successors and permitted assigns of that Party. The headings of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The Parties have each consulted counsel of their choice regarding this Agreement, and, accordingly, no provisions of this Agreement will be construed against either Party on the basis that the Party drafted this Agreement or any provision thereof. If the terms of this Agreement conflict with the terms of any Exhibit, then the terms of this Agreement shall govern. The official text of this Agreement and any Exhibits hereto, any notice given or accounts or statements required by this Agreement, and any dispute proceeding related to or arising hereunder, shall be in English. In the event of any dispute concerning the construction or meaning of this Agreement, reference shall be made only to this Agreement as written in English and not to any other translation into any other language.

10.18 Insurance. Each Party agrees to procure and maintain, in full force and effect during the term of this Agreement, insurance from insurers of recognized financial responsibility, against such losses and risks and in such amounts which, in such Party’s reasonable judgment, are prudent and customary in the business in which it is engaged. Each Party shall promptly supply the other Party, upon the other Party written request, with a copy of the certificate of insurance evidencing said coverage.

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10.19 Mitigation. Each of the Parties hereto shall take commercially reasonable steps to avoid or mitigate any loss, damage or liability which might give rise to a claim under this Agreement.

10.20 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be an original and all of which shall constitute together the same document. Counterparts may be signed and delivered by facsimile, each of which shall be binding when sent.

[Signature Page Follows]

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IN WITNESS WHEREOF, Exelixis and Helsinn have executed this Agreement by their respective duly authorized representatives as of the Effective Date.

EXELIXIS, INC.	HELSINN HEALTHCARE S.A.

By: /s/ George Scangos	By: /s/ Riccardo Braglia

Name: George Scangos	Name: Riccardo Braglia

Title: President and CEO	Title: Managing Director

By: /s/ Enrico Braglia

Name: Enrico Braglia

Title: Managing Director

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EXHIBIT 1.2

ASSUMED CONTRACTS

[ * ]

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EXHIBIT 1.7

EXELIXIS PATENTS

[ * ]

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EXHIBIT 2.7

List of XL119-001 Non-US Regulatory Reference Numbers

[ * ]

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Exhibit 5.4

Press Release

EXELIXIS AND HELSINN SIGN AGREEMENT

FOR XL119 (BECATECARIN)

SOUTH SAN FRANCISCO, Calif and Lugano, Switzerland- May XX, 2005—Exelixis, Inc. (Nasdaq: EXEL) and Helsinn Healthcare S.A. reached an agreement for the development of XL119 (becatecarin). Under the terms of the agreement, Helsinn will pay Exelixis an upfront payment of $4 million and additional milestones up to $21 million. In addition, Helsinn will assume the cost of the Phase III program going forward. In return, Exelixis has granted to Helsinn a world-wide, royalty-bearing license to XL119. Exelixis has retained rights to reacquire commercial rights to XL119 for North America, and will receive milestones and royalties on sales in the rest of the world.

“We are gratified that we have found an excellent partner for the development of XL119,” said George A. Scangos, Ph.D., president and chief executive officer of Exelixis. “Helsinn is a high-quality company with experience in cancer drug development, as demonstrated by their successful development and licensing of Aloxi® to MGI Pharma. By combining our resources with those of an excellent European partner, we hope to make XL119 available to patients in need around the world. This agreement will free up substantial financial and product development resources, allowing Exelixis to focus on the Phase I and II trials for our internally-developed pipeline. At the same time, we have structured this deal with rights to reacquire the commercial rights to XL119 for North America, which is our primary market. I believe that this is an excellent transaction and represents a win for both companies,” said Dr. Scangos.

“Exelixis has a very strong scientific foundation and we are pleased to be in a partnership with such a company,” said Enrico Braglia, Managing Director of Helsinn. “Through the development of XL119, we aim to create a new standard of care for patients with biliary tract cancers, a rare and aggressive form of cancer with a high medical need and very limited survival. While some existing therapies have been used off-label to treat this type of tumor, there is currently no drug therapy that has been approved by regulatory authorities for this indication. We believe that XL119 will offer a meaningful therapeutic benefit over currently used therapies and will become the therapy of reference for biliary tract cancer patients worldwide,”

XL119 is currently in a multi-national Phase III clinical trial at approximately 50 centers in North America and Europe. The primary endpoint of the 600-patient trial is increased survival of patients with bile duct tumors treated with XL119 compared with the chemotherapy agents 5-fluorouracil (FU) and leucovorin. The trial is currently recruiting and enrolling patients as anticipated and is on track to be completed as planned. XL119 was granted the Orphan Drug designation in the USA on March 1, 2004.

About Exelixis

Exelixis, Inc. is a leading genomics-based drug discovery company dedicated to the discovery and development of novel therapeutics across various disease areas. The company is leveraging its fully integrated gene-to-drug platform to fuel the growth of its proprietary drug pipeline. Exelixis’ development pipeline covers cancer and metabolism and is comprised of the following compounds: XL784, initially an anticancer compound, which completed a Phase I clinical trial and is being developed as a treatment for

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renal disease; XL647, XL999 and XL880, anticancer compounds currently in Phase I clinical trials; XL820 and XL844, anticancer compounds for which INDs have been filed; XL184 a potential IND candidate for the treatment of cancer; and multiple compounds in preclinical development for diseases including cancer and various metabolic and cardiovascular disorders. Exelixis has established broad corporate alliances with major pharmaceutical and biotechnology companies including GlaxoSmithKline (GSK) and Bristol-Myers Squibb Company. Pursuant to a product development and commercialization agreement between Exelixis and GSK, GSK has the option, after completion of Phase IIa clinical trials, to elect to develop a certain number of compounds in Exelixis’ product pipeline, which may include the cancer compounds identified in this press release (other than XL119), thus potentially triggering milestone payments and royalties from GSK and co-promotion rights by Exelixis. For more information, please visit the company’s web site at www.exelixis.com.

About HELSINN HEALTHCARE

HELSINN HEALTHCARE SA is a privately owned pharmaceutical group with headquarters in Switzerland. HELSINN’s core business is the licensing of pharmaceuticals in niche therapeutic areas. The company’s business strategy is to in-license early-stage new chemical entities and complete their development from the performance of pre-clinical/clinical studies and CMC development to the attainment of market approvals in strategic markets (U.S. and Europe). HELSINN’s products are eventually out-licensed to its marketing partners for distribution. The active pharmaceutical ingredients and the finished dosage forms are manufactured at HELSINN’s cGMP facilities and supplied worldwide to its customers. For more information about HELSINN, please visit www.helsinn.com

This press release contains forward-looking statements, including without limitation all statements related to Exelixis’ potential to receive future payments related to the clinical development program for XL119, the potential success of the XL119 Phase III trial, the therapeutic and commercial potential of XL784, XL647, XL880, XL999, XL820, XL844 and XL184, other compounds in the Exelixis preclinical pipeline and its program in metabolic diseases. Words such as “believes,” “anticipates,” “plans,” “expects,” “intend,” “will,” “slated,” “goal” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Exelixis’ current expectations. Forward-looking statements involve risks and uncertainties. Exelixis’ actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the ability of the company to successfully conduct the clinical trials for, XL647, XL999 and XL880; the ability of the company to advance additional preclinical compounds into clinical development; the uncertainty of the FDA approval process; and the therapeutic and commercial value of the company’s compounds. These and other risk factors are discussed under “Risk Factors” and elsewhere in our quarterly report on Form 10-Q for the quarter ended March 31, 2005, annual report on Form 10-K for the year ended December 31, 2004 and other filings with the Securities and Exchange Commission. Exelixis expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

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Exelixis and the Exelixis logo are registered U.S. trademarks.

Contacts:

CHARLES BUTLER	ALEX BOSSI
Associate Director,	Director,
Corporate Communications	Business Development
+1 (650) 837-7277	+41 (0)91 985 2121
cbutler@exelixis.com	ba@helsinn.com
537406 v2/HN

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.